UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                            PER-SE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock ($.01 par value)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    584028104
                    -----------------------------------
                                 (CUSIP Number)

                                October 20, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)

         |X| Rule 13d-1(c)

         |_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  584028104             SCHEDULE 13G          Page  2


1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     FOUNDATION HEALTH SYSTEMS, INC.
     IRS IDENTIFICATION NO.:  95-4288333


2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
    (SEE INSTRUCTIONS)                                   (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       0

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         0

                 8  SHARED DISPOSITIVE POWER

                    0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
     NOT APPLICABLE

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

ITEM 1(A)           NAME OF ISSUER:

                    Per-Se Technologies, Inc.

ITEM 1(B)           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    2840 Mt. Wilkinson Parkway, Suite 300
                    Atlanta, Georgia 30339-3632

ITEM 2(A)           NAME OF PERSON FILING:

                    Foundation Health Systems, Inc.

ITEM 2(B)           ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE,
                    RESIDENCE:

                    21650 Oxnard Street
                    Woodland Hills, California 91367

ITEM 2(C)           CITIZENSHIP:

                    a Delaware corporation

ITEM 2(D)           TITLE OF CLASS OF SECURITIES:

                    Common Stock ($.01 par value)

ITEM 2(E)           CUSIP NUMBER:

                    584028104

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(B), OR 240.13D-2(B) or (C), CHECK WHETHER
                    THE PERSON FILING IS A:

                    This statement is being filed pursuant to Section 240.13d-2(b) to amend a statement originally filed pursuant to Section 240.13d-1(c). However, none of the options apply.

ITEM 4              OWNERSHIP:

                    (a) Amount Beneficially Owned:
                         0

                    (b) Percent of Class:
                         0%

                    (c) Number of shares as to which the person has:

                       (i)    Sole power to vote or to direct the vote -- 0

                       (ii)   Shared power to vote or to direct the vote --
                              0

                       (iii) Sole power to dispose or to direct the disposition of -- 0

                       (iv) Shared power to dispose or to direct the disposition of -- 0

ITEM 5              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                    ANOTHER PERSON:

                    Not Applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                    Not Applicable.

ITEM 8              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                    GROUP:

                    Not Applicable.

ITEM 9              NOTICE OF DISSOLUTION OF GROUP:

                    Not Applicable.

ITEM 10             CERTIFICATION:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 9, 2000

                             Foundation Health Systems, Inc.


                             By:   /s/ Michael E. Jansen
                                 ----------------------------------------------
                                   Name:      Michael E. Jansen
                                   Title:     Vice President, Assistant General
                                              Counsel and Assistant Secretary